Exhibit 10.11
Board Approved
November 20, 202

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
SEVERANCE PAY PLAN

PURPOSE:

This Severance Pay Plan (“Plan”) is intended to protect an employee(s) from financial hardships due to the loss of their job through no fault of their own. It is designed to provide income during a limited period while the employee looks for other employment and to compensate the employee for the loss of their employment with the Bank. It is nondiscriminatory and provides for payment of severance benefits to all eligible employees upon involuntary termination as provided for under the requirements of this Plan.

EMPLOYMENT STATUS:

This Plan applies to full-time and part-time employees. It does not apply to temporary, leased, internship or contract employees.

QUALIFYING EVENTS:

The following qualifying events will trigger an employee’s right to severance benefits:

1.The elimination of a job or position.
2.A reduction in force.
3.A substantial job modification, to the extent the incumbent employee is no longer qualified for, or is unable to perform, the restructured job.
4.The reassignment of staff requiring the relocation by more than 75 miles of the employee’s primary residence.
5.The termination of employment of an employee with the Bank resulting from the sale, merger or acquisition of the Bank by another entity.

SEPARATION CONTRACT

The receipt of severance benefits under this Plan is made expressly conditional on the separated employee’s execution of a binding separation contract (“Separation Contract”). The Separation Contract will include an outline of the severance payments benefit granted under this Plan (in excess of two weeks’ pay and other short-term benefit payments made by the Bank to terminating employees, which represents the binding consideration for obtaining the legal release), and Additional Benefits, if any, determined in accordance with the “Additional Benefits” provision below , and shall provide a general legal release by the employee of any claims against the Bank relative to the involuntary termination as well any other claims arising out of or relating to employment with the Bank. The waiver shall apply to all claims arising on or before the date the Separation Contract is to be executed. The Bank expressly reserves the right to negotiate additional conditions, including covenants not to compete, as appropriate on a case by case basis.

The employee shall, unless otherwise required by law, have a period of at least 21 days following its execution to rescind the Separation Contract. In cases where an early retirement program is offered to a group or class of employees, the review period will be extended to 45 days as required by the Older Workers Benefit Protection Act of 1990.

DISQUALIFYING EVENTS:

The following events will disqualify an employee from receiving severance benefits:

1.The acceptance of or refusal to accept a transfer of job assignment within the Bank which does not require relocation of the employee’s primary residence as described above.
2.     The acceptance of or refusal to accept new employment offered by the acquiring company (regardless of whether the job is voluntarily offered by the legal successor or triggered by the terms of the sale) for a generally comparable job position which does not require relocation of the employee’s primary residence as described above.
3.     Retirement from the Bank under conditions not involving elimination or termination of the job, including the acceptance of an early retirement incentive plan provided to a group of employees.
4.      Voluntary termination of employment.
5.     Involuntary termination of employment, “for cause,” or “unacceptable job performance” as interpreted by the Bank. "For cause" terminations will generally disqualify an employee from receiving severance benefits. The Bank, however, reserves the right to use judgment on a case by case basis.
6.Failure to report back to the Bank upon expiration of an approved leave of absence during which the eligibility for severance occurs.
7.Resignation prior to a scheduled release date.

SEVERANCE BENEFIT PAYMENT:

Employees eligible for the Bank’s severance benefit will be paid in a one-time, lump sum payment. All such payments are subject to Federal, State and other withholdings required by law.

SEVERANCE BENEFIT:

The severance benefit is based on the employee’s level in the organization and number of years of service. Years of service with the Bank shall be continuous, unless otherwise waived by the Bank. The pay level used for calculation purposes is the employee’s annual base pay in effect at the time of a qualifying event occurring.

SEVERANCE PAY SCHEDULE

LEVEL	# WEEKS BASE PAY PER YEAR OF SERVICE	MINIMUM	MAXIMUM
Nonexempt	2	2	26
Exempt	2	2	26
Officer	2	4	52
Senior Officer*	4	8	52

*If an employee has an agreement with the Bank, or is a participant under a Board-approved policy or program, that contains provisions for the payment of severance pay as a result of a qualifying event (such as a change of control), and payment under such agreement, policy, or program has been triggered as to the employee, the provisions contained in the agreement, policy or program shall control over the terms of this severance pay schedule.

TERMINATION DATE:

Employment is considered terminated on the employee’s release date as specified by the Bank. Any payments received after that date are considered severance pay and are not considered salary.

BENEFITS:

Current COBRA requirements allow the terminating employee, at his or her option, to continue health insurance coverage for a specified period of time after termination. The employee is responsible for the payment of the premiums. The Bank will pay the employee in a lump sum payment the amount of such premiums for the time period applicable under the severance pay Schedule set forth in the table above, in addition to the severance pay.

Bank benefits will terminate according to the provisions of the respective benefit plans in effect on the employee’s release/termination date. Accrued and unused annual vacation pay benefits, as of the date of the release, shall be paid in a lump sum in addition to the severance pay and insurance payment. The Bank will honor any previously approved tuition reimbursement program where the employee is attending classes in the current semester as of the date of the employee’s termination. The Bank will waive any reimbursements required to be made by the employee to the Bank under any educational assistance program.

CLAIM REVIEW PROCEDURE:

If an employee, his/her dependent, or beneficiary objects to the Bank’s determination of the amount of benefits to which he/she is entitled under this Plan, such person may, within sixty days following denial of the benefits for which he/she has applied, file with the Bank, a written claim objecting to the determination of the amount of his/her benefits payable under this Plan. The claimant or his/her representative may review Plan documents which relate to the claim and may submit written comments to the Bank, Attention: Chief HR & Diversity, Equity and Inclusion Officer. The Bank shall render a written decision concerning the claim not later than ninety days after receipt of such claim. If the claim is denied, in whole or in part, such decision shall include (a) the reason or reasons for the denial; (b) a reference to the Plan provision constituting the basis of the denial; (c) a description of any additional material or information necessary for the claimant to perfect his/her claim; (d) an explanation as to why such information or material is necessary; and (e) an explanation of the Plan’s appeal procedure. The claim shall be deemed to be denied if no response is received by the end of the review period. The claimant may file with the Bank a written notice of appeal of the Bank’s decision not later than sixty days after receiving the Bank’s written decision. The Bank shall render a written decision on the appeal not later than sixty days after the appeal. Such decision shall include the specific reasons for the decision, including a reference to the Plan’s specific provisions where appropriate. The Bank may extend the foregoing ninety- and sixty-day periods during which it must respond to the claimant by up to an additional ninety- and sixty- days respectively, if special circumstances beyond its control so require; provided that notice of such extension is given to the claimant prior to the expiration of the initial ninety- or sixty-day period, as the case may be.

After this claim review procedure is exhausted, the Bank’s Mandatory Mutual Agreement To Arbitrate procedures for the Bank and employee shall control.

REEMPLOYMENT OPPORTUNITIES:

An employee subject to the provisions of this Plan may or may not be eligible for reemployment, at the Bank’s discretion.

ADDITIONAL BENEFITS:

Additional pay or outplacement services, in the sole discretion of the Bank, may be granted to amicably resolve employment separations. These Additional Benefits, if granted, shall be detailed in the Separation Contract.

ADMINISTRATION/RESPONSIBILITIES:

This Severance Plan shall be administered by the Chief HR & Diversity, Equity and Inclusion Officer. Interpretations and decisions by the Bank’s Chief HR & Diversity, Equity and Inclusion Officer regarding the application of this Plan, including determinations of job comparability under the Disqualifying Events section of this Plan, made in the Bank’s sole discretion, shall be final, provided the interpretations and decisions are consistent with the Bank’s authority under applicable federal and state law.

Division Heads are responsible for identifying and justifying, in writing, any reductions in force. Final approval of any reductions in force is required from the Bank’s President-CEO (or if the position is vacant, the person(s) acting in that capacity and the Chief HR & Diversity, Equity and Inclusion Officer). Approvals of reductions in force or position eliminations resulting from the sale of the Bank or any of its business functions or divisions require the approval of the Board of Directors or its authorized delegates.

Bank managers are responsible for ensuring that the application of this Plan is made on a non-discriminatory basis without regard to race, color, religion, national origin, sex, age, sexual orientation, gender identity, genetic information, veteran’s status, parental status, pregnancy status, citizenship status, or mental or physical disability, and without regard to whether the employee has made charges, testified, assisted or participated in enforcement proceedings based on an otherwise unlawful employment practice, in accordance with federal law.

The Bank reserves the right to amend, modify or terminate this Plan, in whole or in part, at any time it deems appropriate. This Plan does not, and is not intended to, create any contractual rights in favor of any employee or the Bank (unless a Separation Contract is offered to and executed by a particular employee and is accepted by the Bank). While the Bank may grant special consideration to affected employees, Bank management reserves the right to make any employment decision, at any time, deemed to be in the best interest of the Bank, and employment with the Bank may be terminated at any time, with or without cause.

All prior Severance Plans of the Bank are hereby rescinded.

The Severance Pay Plan was reviewed by resolution of the Board of Directors at its November 20, 2020 meeting, and shall be effective until amended or rescinded by the Board of Directors.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
BOARD OF DIRECTORS

By: /s/ Matthew R. St. Louis
Matthew R. St. Louis
Its: Corporate Secretary